EXHIBIT 6.17

                            NON-COMPETITION AGREEMENT
                            -------------------------

This Non-Competition Agreement (Agreement) is made this 28rd day of July, 1999, and entered into between 1-800-AutoTow Florida, Inc., a Florida corporation ("Company"), and Don Lyons and Bobbye Gail Lyons.

                                    AGREEMENT

1. In consideration, Don Lyons and Bobbye Gail Lyons covenant and agree that for a period of five (5) years they shall not;

                  (a) for their own accounts or either as agents, consultants or servants, or as a seller of any corporation or member of any firm, own, manage, operate, join, control, or participate in the ownership, management, operation or control of any individual, or that division or part of any entity or business that is in the vehicle towing, transport, salvage or auction businesses, within one hundred
                           (100) miles of the Company or any affiliated company operation;

                  (b) call upon any person who is, at that time, an employee of the company or any affiliated company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any affiliated company;

                  (c) call upon any person or entity which is, at that time or which as been, within one (1) year prior to that time, a customer of the Company, or any affiliated company for the purpose of soliciting or selling products or services in direct competition with the Company, or any affiliated Company;

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                  (d)      call upon any prospective acquisition candidate,
                           on his behalf or on behalf of any competitor in the vehicle towing or transport business; or

                  (e) disclose customers, whether in existence or proposed, of the Company or any affiliated company, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to the Company or any affiliated company.

                  (f) In the event of an actual or threatened breach by Don Lyons and Bobbye Gail Lyons of any of the provisions in Paragraph 1 hereof, Company shall be entitled to an injunction restraining Don Lyons and Bobbye Gail Lyons from the prohibited conduct without the necessity of establishing irreparable injury to Company unless required under Florida law. If a court of competent jurisdiction should hold that the duration and/or scope (geographic or otherwise) of the covenants contained in Paragraph 1 hereof are in violation of Florida law, then, to the extent permitted under Florida law, the Circuit Court for Palm Beach County shall enforce all such covenants (geographic and otherwise) to the fullest extent permitted under Florida law and the parties hereto agree to be bound by same. Nothing herein stated shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Don Lyons and Bobbye Gail Lyons. In any action or proceeding to enforce the provisions of this agreement, or seeking damages for breach or threatened breach of this agreement, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at all appellate levels. Such reimbursement, if any, shall be paid within thirty (30) calendar days after the rendition of a final order in such action or proceeding.

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                  (g)      The existence of any claim or cause of action by Don
                           Lyons and Bobbye Gail Lyons against Company, shall not constitute a defense to the enforcement by Company of the foregoing restrictive covenant.

                  (h) In the event Company obtains an injunction against Don Lyons and Bobbye Gail Lyons arising from Don Lyons and Bobbye Gail Lyons' violation of any of the covenants set forth in this agreement, then all of the terms of and covenants in this agreement shall automatically be extended for a period of one (1) year, with such extension period commencing, without Order of Court or any writing or other action by the parties hereto, on the date that an injunction Order is entered against Don Lyons and Bobbye Gail Lyons in any such action or proceeding to enforce the provisions of this agreement.

1-800-AutoTow Florida, Inc.                          Lyons Towing, Inc.

         /s/ Eugene A. Iarocci                       /s/ Don Lyons
         ---------------------                       --------------------
         Eugene A. Iarocci                           Don Lyons
         President

                                                     /s/ Bobbye Gail Lyons
                                                     ---------------------
                                                     Bobbye Gail Lyons

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